Exhibit


            Symbiat Announces New Chief Executive Officer;
 As CEO, Deborah Bailey Quickly Identifies New Game Plan for Symbiat


    ATLANTA--(BUSINESS WIRE)--Aug. 26, 2003--Symbiat, Inc. (Pink
Sheets: SYBA) today announced that Deborah Bailey has accepted the role of Chief Executive Officer from her prior position as Acting CEO. In addition to this new role, Bailey will retain her seat on the Board of Directors. The first priority of Ms. Bailey has been to quickly identify a game plan for the turnaround of Symbiat and the funds required to execute that turnaround.
    Deborah Bailey, a CPA, specializes in business turn-around opportunities for rapidly growing financial services and technology companies. She brings over 23 years of operations management, strategic development and financial experience to her position at Symbiat.
    As part of the turnaround plan to raise funds, the Board of Directors at Symbiat has appointed Philadelphia Brokerage to act as the Placement Agent for a Private Placement of convertible preferred stock. The goal is to raise at least $1,000,000 that will be used to negotiate some of the Company's financial obligations as well as provide working capital. The holders will have a mandatory conversion after 12 months to the Company's common stock at $0.10 per share and the stock carries an 8% paid-in-kind coupon. The Company will also execute a reverse stock split on the now outstanding common stock with the ratio to be determined.
    "I am very excited that the Board has accepted my turnaround plan and am looking forward to working with Philadelphia Brokerage to complete the Private Placement by September 1, 2003," said Bailey. "I am very optimistic about the enthusiasm of the marketplace to the Symbiat service offerings and feel that with the funds from the offering, management can execute this turnaround strategy."

    About Symbiat

    Symbiat Inc. (Pink Sheets: SYBA) is a provider of technology support and service. Expertise in hardware maintenance, helpdesk support, warranty repair and storage maintenance allows us to provide custom support solutions that meet unique business requirements. As a leader in the IT industry since 1984, Symbiat specializes in support for Sun(R), Linux(R), Hewlett-Packard(R), IBM(R) and Microsoft(R). For further details, visit www.symbiat.com.

    This press release contains certain forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. The statements are pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. With the exception of historical information contained herein, the matters discussed in this press release involve a number of risks and uncertainties, many of which are beyond the control of the company. Actual results could differ materially from those expressed in any forward-looking statement. SYMA disclaims any intention or obligation to revise any forward-looking statements whether as a result of new information, future developments or otherwise.
    All trademarks are properties of their respective owners.


    CONTACT: Symbiat Inc., Atlanta
             Page Caldwell, 770/638-6999 x1370
             investor_relations@symbiat.com